Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

COSTCO WHOLESALE

CORPORATION SUBSIDIARIES

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization	Name under Which Subsidiary Does Business
Costco Canada Holdings Inc.	Canadian Federal	Costco Canada Holdings Inc.
Costco Wholesale Membership, Inc.	California	Costco Wholesale Membership, Inc.
Costco Wholesale United Kingdom Ltd.	United Kingdom	Costco Wholesale United Kingdom Ltd.
Costco Wholesale Canada Ltd.	Canadian Federal	Costco Wholesale Canada, Ltd., Costco Wholesale
NW Re Ltd.	Arizona	NW Re Ltd.
PriceCostco International, Inc.	Nevada	PriceCostco International, Inc.